Exhibit 99.1

April 15, 2024

Dear Fellow Stockholder:

InPoint Commercial Real Estate Income, Inc. (we or InPoint) declared a distribution in a gross amount equal to $0.1042 per share for stockholders of record as of March 31, 2024.1 This distribution, which will be paid on or about April 17, 2024, represents an approximate 7.43 percent annualized distribution rate based on InPoint’s aggregate net asset value (NAV) per share as of February 29, 20242.

Our team remains focused on safeguarding investor capital through prudent management of our portfolio of loans. As of December 31, 2023, we had 36 loans in our portfolio with an outstanding principal balance of approximately $743 million. Our credit process includes ongoing monitoring of property performance and borrower financial health. The majority of the loans in InPoint’s portfolio are performing as initially projected, with borrowers meeting their monthly debt service obligations.

Eight of InPoint’s loans paid off in full between January 1, 2023 and February 29, 2024, for a total of approximately $127 million. After repayment of related portfolio financing, we employ our disciplined approach to managing excess cash, ensuring adequate portfolio liquidity to address future funding commitments to our borrowers, which total $31 million as of December 31, 2023, and any line of credit borrowings that InPoint may be required to repay due to any future distressed loans.

It is noteworthy that our portfolio’s largest sector allocation, at 62 percent, is secured by multifamily properties. The multifamily sector normalized in 2023, with increasing cost of homeownership and strong demographics supporting demand. While the sector has performed well, as of December 31, 2023, InPoint has recorded a specific loan loss reserve of approximately $7 million on one loan secured by a multifamily property.

The office sector has been negatively impacted even more than other real estate sectors, primarily due to ongoing remote work trends3. InPoint’s portfolio as of December 31, 2023 had nine loans secured by office properties totaling $107 million, net of loan participations sold. InPoint has recorded a specific loan loss reserve of approximately $9 million on three of these loans. Our proactive measures, including approximately $16 million in specific loan loss reserves, demonstrate our commitment to prudently managing risk while maintaining the flexibility to pursue strategic alternatives.

As previously disclosed, InPoint’s Board engaged Robert A. Stanger & Co., Inc., an investment banking firm, to assist in evaluating strategic alternatives, including, but not limited to, status quo, merger, listing, or liquidation of InPoint’s assets. Management and the Board intend to continue to analyze various strategic alternatives as market conditions evolve.

Despite challenges posed by the rise in interest rates impacting property valuations and commercial real estate transaction volumes, we remain optimistic about the stability of InPoint’s assets. While market conditions may continue to be difficult for commercial real estate borrowers and lenders in the near future, we believe that the market is poised for improvement later in 2024. In the meantime, our focus is on retaining the liquidity that may be necessary to address any portfolio challenges, and continuing to assess our strategic options.

I look forward to keeping you apprised of updates related to our operational and strategic efforts. And, as always, we will continue to communicate with you through our regular public filings and as conditions warrant. If you have questions about anything discussed here or regarding your InPoint investment, please contact your financial professional or Inland Investor

Services at our new customer service phone line: 866-My-Inland (866-694-6526). Our hope is that this new phone line will improve your experience with us and streamline communication.

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Mitchell Sabshon

Chief Executive Officer

1 See Form 8-K filed with the Securities and Exchange Commission on March 28, 2024 for a breakdown of the gross and net distributions by share class.

2 The distributions received by holders of Class D, Class S and Class T common stock will be less than the distribution amounts received by holders of Class I and other classes because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes. See “Distributions” under the Management’s Discussion and Analysis section of our Annual Report on Form 10-K for additional detail regarding the amount of our distributions, including the amount of distributions relative to our cash flows from operating activities.

3 Green Street. U.S. Office Outlook. January 22, 2024.

https://acrobat.adobe.com/id/urn:aaid:sc:VA6C2:55627bb7-68a7-42fc-8f35-e7594e854850

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to risks related to blind pool offerings, best efforts offerings, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

InPoint cannot guarantee that it will make distributions. Past distributions have not been covered by InPoint’s earnings and have been and may again be funded from sources other than cash flows from operating activities. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of other classes of our common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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